Exhibit 99.1
Torrid Reports Fourth Quarter and Fiscal 2023 Results and Initiates Fiscal 2024 Guidance

•Initiates Fiscal 2024 Guidance
•Delivered Fourth Quarter Net Sales above guidance
•Fourth Quarter Net Loss of $4.1 million
•Exceeded Fourth Quarter Adjusted EBITDA(1) guidance

CITY OF INDUSTRY, Calif. – March 28, 2024 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter ended February 3, 2024.
Lisa Harper, Chief Executive Officer, stated, “In fiscal 2023 we improved the fundamentals of our business by enhancing our assortment while reducing overall inventory levels, improving product costs, and optimizing our marketing investments. We are encouraged by the improving trends in sales and margins as customers responded to our new merchandise collections. For the fourth quarter we delivered results that exceeded our guidance, providing a strong foundation for the future. As we move into fiscal 2024, we will continue to build on our core strategic initiatives, which we believe will position us to deliver consistent results and generate meaningful cash flow.”
Financial Highlights for the Fourth Quarter of Fiscal 2023
·Net sales decreased 2.6% to $293.5 million compared to $301.3 million for the fourth quarter of last year. Comparable sales(2) decreased 9% in the fourth quarter.
·Gross profit margin was 34.5% compared to 31.9% in the fourth quarter of last year. The 250-bps improvement was primarily driven by improved product margins.
·Net loss of $4.1 million, or ($0.04) per share, compared to a net loss of $3.8 million, or ($0.04) per share in the fourth quarter of last year.
·Adjusted EBITDA(1) was $16.4 million, or 5.6% of net sales, compared to $16.4 million, or 5.4% of net sales, in the fourth quarter of last year.
·In the fourth quarter, we opened 23 Torrid stores and closed 11 Torrid stores. The total store count at quarter end was 655 stores.
Financial Highlights for the Full Year of Fiscal 2023
·Net sales decreased 10.6% to $1,151.9 million compared to $1,288.1 million last fiscal year. Comparable sales(2) decreased 12% compared to last fiscal year.
·Gross profit margin was 35.2% compared to 35.7% last fiscal year.
·Net Income of $11.6 million, or $0.11 per share, compared to net income of $50.2 million, or $0.48 per share last fiscal year.
·Adjusted EBITDA(1) was $106.2 million, or 9.2% of net sales, compared to $152.4 million, or 11.8% of net sales, last year.
·Opened 36 Torrid stores and closed 20 Torrid stores. The total store count at year end was 655 stores.

Full Year Fiscal 2023 Financial and Operating Metrics

	Fiscal Year Ended
	(in thousands, except net sales per active customer, number of stores and percentages)
	February 3, 2024	January 28, 2023	Year over Year Change
Net sales	$1,151,945	$1,288,144	(11)%
Comparable sales(A)	(12)%	(3)%
Number of stores (as of end of period)	655	639
Net income (loss)	$11,619	$50,209	(77)%
Adjusted EBITDA(B)	$106,219	$152,350	(30)%

(A) Comparable sales in fiscal year 2023 compares sales in fiscal year 2023 to sales in the 53-week period ended February 4, 2023. In fiscal year 2022, comparable sales include results from stores that were temporarily closed due to COVID-19.
(B) Please refer to "Non-GAAP Reconciliation" below for a reconciliation of net income (loss) to Adjusted EBITDA.

Balance Sheet and Cash Flow
Cash and cash equivalents at the end of fiscal 2023 totaled $12.1 million. Total liquidity at the end of the year, including available borrowing capacity under our revolving credit agreement, was $114.8 million.
Cash flow from operations for the twelve-month period ended February 3, 2024 was $42.8 million, compared to $53.3 million for the twelve-month period ended January 28, 2023.

Outlook
For the first quarter of fiscal 2024 the Company expects:
·Net sales between $277 million and $282 million.
·Adjusted EBITDA(1) between $31 million and $34 million.
For the full year fiscal 2024 the Company expects:
·Net sales between $1.135 billion and $1.155 billion.
·Adjusted EBITDA(1) between $106 million and $116 million.
·Capital expenditures between $20 million and $25 million reflecting infrastructure and technology investments as well as between 15 and 20 new stores for the year.
The above outlook is based on several assumptions, including, but not limited to, the macroeconomic challenges in the industry in fiscal 2024 as well as higher labor costs. The above outlook does not take into consideration the recent Consumer Financial Protection Bureau ruling which mandates, among other things, decreases in credit card late fees, and could alter the profitability of our agreements with our private label credit card financing company. See “Forward-Looking Statements” for additional information.
Conference Call Details

A conference call to discuss the Company’s fourth quarter and fiscal 2023 results is scheduled for March 28, 2024, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers. The conference call will also be webcast live at https://investors.torrid.com. For those unable to participate, a replay of the conference call will be available approximately three hours after the conclusion of the call until April 4, 2024.
Notes
(1)Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for additional information on non-GAAP financial measures and the accompanying table for a reconciliation to the most comparable GAAP measure. The Company does not provide reconciliations of the forward-looking non-GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
(2)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales in fiscal year 2023 compares sales in fiscal year 2023 to sales in the 53-week period ended February 4, 2023. In fiscal year 2022, comparable sales include results from stores that were temporarily closed due to COVID-19. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.
About Torrid
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America aimed at fashionable women who are curvy and wear sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures, such as Adjusted EBITDA, for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus provision for income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, and other expenses
We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis, actual results against such expectations.
Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and as a benchmark to determine certain non-equity incentive payments made to executives.
Adjusted EBITDA has limitations as an analytical tool. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to or substitute for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, all statements we make relating to our expected first quarter of fiscal 2024, our full year fiscal 2024 performance and our plans and objectives for future operations, growth or initiatives are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: changes in consumer spending and general economic conditions, including as a result of rising interest rates; inflationary pressures with respect to labor and raw materials and global supply chain constraints that could increase our expenses; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facility (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our failure to attract and retain employees that reflect our brand image, embody our culture and possess the appropriate skill set; damage to our reputation arising from our use of social media, email and text messages; our reliance on third-parties for the provision of certain services, including real estate management; our dependence upon key members of our executive management team; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments of long-lived assets; our failure to maintain adequate internal control over financial reporting; and the threat of war, terrorism or other catastrophes that could negatively impact our business.
The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023 and in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made in this communication in the context of these risks and uncertainties. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the effect of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. We caution you that the important factors referenced above may not include all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the outcomes or affect us or our operations in the way we expect.
The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except to the extent required by law. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Investors
Lyn Walther
IR@torrid.com
Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
Media@torrid.com

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales	$293,539	$301,228	$1,151,945	$1,288,144
Cost of goods sold	192,382	205,049	745,967	828,605
Gross profit	101,157	96,179	405,978	459,539
Selling, general and administrative expenses	80,631	77,837	293,331	297,973
Marketing expenses	16,511	15,827	55,499	59,941
Income from operations	4,015	2,515	57,148	101,625
Interest expense	10,372	8,385	39,203	29,736
Interest income, net of other (income) expense	(328)	(16)	(90)	207
(Loss) income before (benefit from) provision for income taxes	(6,029)	(5,854)	18,035	71,682
(Benefit from) provision for income taxes	(1,959)	(2,010)	6,416	21,473
Net (loss) income	$(4,070)	$(3,844)	$11,619	$50,209
Comprehensive (loss) income:
Net (loss) income	$(4,070)	$(3,844)	$11,619	$50,209
Other comprehensive income (loss):
Foreign currency translation adjustment	162	143	(52)	(337)
Total other comprehensive income (loss)	162	143	(52)	(337)
Comprehensive (loss) income	$(3,908)	$(3,701)	$11,567	$49,872
Net (loss) earnings per share:
Basic	$(0.04)	$(0.04)	$0.11	$0.48
Diluted	$(0.04)	$(0.04)	$0.11	$0.48
Weighted average number of shares:
Basic	104,137	103,693	103,990	104,342
Diluted	104,137	103,693	104,400	104,489

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$11,735	$13,569
Restricted cash	399	366
Inventory	142,199	180,055
Prepaid expenses and other current assets	22,229	20,050
Prepaid income taxes	2,561	2,081
Total current assets	179,123	216,121
Property and equipment, net	103,516	113,613
Operating lease right-of-use assets	162,444	177,179
Deposits and other noncurrent assets	14,783	8,650
Deferred tax assets	8,681	3,301
Intangible asset	8,400	8,400
Total assets	$476,947	$527,264
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$46,183	$76,207
Accrued and other current liabilities	107,750	108,847
Operating lease liabilities	42,760	45,008
Borrowings under credit facility	7,270	8,380
Current portion of term loan	16,144	16,144
Due to related parties	9,329	12,741
Income taxes payable	2,671	—
Total current liabilities	232,107	267,327
Noncurrent operating lease liabilities	155,825	172,103
Term loan	288,553	304,697
Deferred compensation	5,474	4,246
Other noncurrent liabilities	6,705	9,115
Total liabilities	688,664	757,488
Commitments and contingencies
Stockholders' deficit:
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 104,204,554 shares issued and outstanding at February 3, 2024; 103,774,813 shares issued and outstanding at January 28, 2023	1,043	1,038
Additional paid-in capital	135,140	128,205
Accumulated deficit	(347,587)	(359,206)
Accumulated other comprehensive loss	(313)	(261)
Total stockholders' deficit	(211,717)	(230,224)
Total liabilities and stockholders' deficit	$476,947	$527,264

TORRID HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) (In thousands)

	Fiscal Year Ended
	February 3, 2024		January 28, 2023	January 29, 2022
OPERATING ACTIVITIES
Net income (loss)	$11,619		$50,209	$(29,944)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write down of inventory	4,577		2,297	696
Operating right-of-use assets amortization	41,366		41,839	41,648
Depreciation and other amortization	38,002		37,592	36,748
Write off of unamortized original issue discount and deferred financing costs for Amended Term Loan Credit Agreement	—		—	5,231
Share-based compensation	8,042		9,980	159,754
Deferred taxes	(5,670)		1,863	1,266
Other	(2,436)		(1,209)	(457)
Changes in operating assets and liabilities:
Inventory	33,182		(12,028)	(65,709)
Prepaid expenses and other current assets	(2,179)		(5,364)	(1,949)
Prepaid income taxes	(480)		4,264	(5,928)
Deposits and other noncurrent assets	(6,296)		(1,712)	(3,058)
Accounts payable	(30,293)		(1,241)	5,639
Accrued and other current liabilities	(1,721)		(29,659)	28,090
Operating lease liabilities	(43,532)		(42,912)	(49,597)
Other noncurrent liabilities	(1,897)		3,900	1,222
Deferred compensation	1,228		(2,627)	342
Due to related parties	(3,412)		(1,881)	6,562
Income taxes payable	2,671		—	(9,336)
Net cash provided by operating activities	42,771		53,311	121,220
INVESTING ACTIVITIES
Purchases of property and equipment	(26,002)		(23,369)	(17,552)
Net cash used in investing activities	(26,002)		(23,369)	(17,552)
FINANCING ACTIVITIES
Capital distribution to Torrid Holding LLC	—		—	(300,000)
Proceeds from revolving credit facility	592,775		832,635	5,700
Payments on revolving credit facility	(593,885)		(824,255)	(5,700)
Deferred financing costs for revolving credit facility	—		—	(688)
Principal payments on the New Term Loan Credit Agreement and repayment of Amended Term Loan Credit Agreement and related costs	(17,500)		(21,875)	(212,775)
Proceeds from the New Term Loan Credit Agreement, net of original issue discount and deferred financing costs	—		—	340,509
Proceeds from issuances under share-based compensation plans	399		746	569
Withholding tax payments related to vesting of restricted stock units and awards	(306)		(668)	(2,072)
Repurchases and retirement of common stock	—	—	(31,700)	(23,352)
Net cash used in financing activities	(18,517)		(45,117)	(197,809)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	(53)		(177)	213
(Decrease) increase in cash, cash equivalents and restricted cash	(1,801)		(15,352)	(93,928)
Cash, cash equivalents and restricted cash at beginning of period	13,935		29,287	123,215
Cash, cash equivalents and restricted cash at end of period	$12,134		$13,935	$29,287
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the revolving credit facility and term loan	$34,195		$29,564	$24,120
Cash paid during the period for income taxes	$11,154		$15,601	$58,134
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$4,524		$3,959	$3,338

Reclassification of Certain Statements of Operations and Comprehensive Income Items
In the fourth quarter of fiscal 2022, we made a voluntary change in our accounting policy regarding the classification of royalties, profit-sharing and marketing and promotional funds ("PLCC Funds") we receive pursuant to our private label credit card agreement. Historically, we recorded PLCC Funds as a reduction to selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). Under the new policy, we record PLCC Funds in net sales in the consolidated statements of operations and comprehensive income (loss). This reclassification does not have any impact on income from operations, income (loss) before provision for income taxes, net income (loss) or earnings (loss) per share and there was no cumulative effect to stockholders’ deficit or net assets.
The recognition of PLCC Funds in net sales is preferable because it will enhance the comparability of our financial statements with those of many of our industry peers and provide greater transparency into performance metrics relevant to our industry by showing the gross impact of the funds received as net sales instead of as a reduction to selling, general and administrative expenses. The following tables show this change in presentation which has been retrospectively applied to fiscal year 2022 presented in this earnings release.
The impact of this change in accounting principle is reflected in the table below (in thousands):

	Three Months Ended January 28, 2023
	Prior to PLCC Funds Reclass	Change in Accounting Principle	As Reported
Net sales	$294,817	$6,411	$301,228
Cost of goods sold	205,049	—	205,049
Gross profit	89,768	6,411	96,179
Selling, general and administrative expenses	71,426	6,411	77,837
Marketing expenses	15,827	—	15,827
Income from operations	$2,515	$—	$2,515

	Twelve Months Ended January 28, 2023
	Prior to PLCC Funds Reclass	Change in Accounting Principle	As Reported
Net sales	$1,254,136	$34,008	$1,288,144
Cost of goods sold	828,605	—	828,605
Gross profit	425,531	34,008	459,539
Selling, general and administrative expenses	263,965	34,008	297,973
Marketing expenses	59,941	—	59,941
Income from operations	$101,625	$—	$101,625

Non-GAAP Reconciliation
The following table provides a reconciliation of Net (loss) income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net (loss) income	$(4,070)	$(3,844)	$11,619	$50,209
Interest expense	10,372	8,385	39,203	29,736
Interest income, net of other (income) expense	(328)	(16)	(90)	207
(Benefit from) provision for income taxes	(1,959)	(2,010)	6,416	21,473
Depreciation and amortization(A)	9,381	9,093	36,484	36,074
Share-based compensation(B)	2,061	2,412	8,042	9,980
Non-cash deductions and charges(C)	462	183	816	2,493
Other expenses(D)	509	2,170	3,729	2,178
Adjusted EBITDA	$16,428	$16,373	$106,219	$152,350

(A) Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B) Share-based compensation in fiscal year 2023 includes awards that will be settled in cash as they are accounted for as share-based compensation in accordance with ASC 718, Compensation—Stock Compensation, similar to awards settled in shares.
(C) Noncash deductions and charges includes losses on property and equipment disposals and the net impact of noncash rent expense.
(D) Other expenses include severance costs for certain key management positions, certain litigation fees, and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.